Exhibit 99.1

GBank Financial Holdings Names Jeff Newgard president anD Chief executive officer

Jeff Newgard Appointed President, Chief Executive Officer and Director. James K. Sims Appointed Independent Chairman. Edward Nigro stepping down as Chief Executive Officer and Executive Chairman

LAS VEGAS, October 22, 2026 — GBank Financial Holdings Inc. (Nasdaq: GBFH) (“GBFH” and together with GBank, a wholly owned subsidiary of GBFH, the “Company”), today announced that the Board of Directors of GBFH (the “Board”) has unanimously approved its planned leadership succession. Edward Nigro, the Company’s Founder, Executive Chair, and Chief Executive Officer, has transitioned to the Board and has stepped down as Executive Chair and director of GBank. Jeff Newgard, GBank’s President and Chief Executive Officer, has been appointed President and Chief Executive Officer and a director of the Company. Mr. Newgard has also been appointed as Chairman of the GBank board of directors. Mr. Nigro has served the Company and GBank as the Executive Chairman since GBank’s founding in 2007. During Mr. Nigro’s tenure as Executive Chairman, the Company has grown from $22 million to approximately $1.4 billion in total assets as of June 30, 2026. Mr. Nigro will continue to serve as a director of the Company.

“Ed has achieved remarkable success at the Company and is an invaluable and integral part of our organization. With Ed’s continued guidance and support as a member of the Board, we believe now is the right time to implement this leadership succession” said James Sims, a director of the Company and incoming Chairman of the Board. “On behalf of the entire Board and our dedicated GBank employees, we thank Ed for his years of service, commitment to innovation, and tenacious belief in the Company’s success.”

Mr. Newgard joined the Company in June 2026 after serving as Chairman, President and Chief Executive Officer of Bank of Idaho, where he helped grow the institution from approximately $250 million to $1.3 billion in assets before its acquisition by Glacier Bancorp. His experience spans commercial banking, acquisitions, organizational development and the scaling of financial institutions.

“In the short time that Jeff has been at the Company, he has proven himself to be an exceptional leader with significant proven banking expertise. His appointment reflects the confidence he has quickly built with the executive team and the Board. I have deep confidence in Jeff and our path forward,” said William Hornbuckle, a Board member and

Chair of the Nominating and Governance Committee. “I look forward to working with Jeff in his new role and continuing to work alongside Ed. We are all committed to a seamless transition,” concluded Mr. Hornbuckle.

“Ed is a pioneer with an incredible vision of how banking and gaming can be fully integrated and transformed. I am honored and grateful to serve as GBFH’s next CEO and am committed to a smooth transition by building upon our team to deliver value to our clients and our shareholders,” said Mr. Newgard.

This leadership transition reflects a succession-planning process intended to build on the Company’s existing strengths and capitalize on the future opportunity to scale the Company’s banking and fintech operations and build durable shareholder value. The Company believes the new leadership structure combines proven banking leadership, technology and innovation experience, strong corporate governance and a broad base of industry expertise while preserving the institutional knowledge and entrepreneurial strengths that helped build the Company. The Board reflects that breadth of experience. In addition to Mr. Nigro and Mr. Newgard, the Board is comprised of the following directors:

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Mr. Sims, incoming Chairman of the Board and Chairman of the Company’s Gaming FinTech Committee, brings more than three decades of experience as a technology entrepreneur, operator, investor and public-company director. He founded Cambridge Technology Partners and led the business to approximately $625 million in annual revenue and 4,500 employees, and has founded, led or helped scale numerous technology and innovation businesses.
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Todd A. Nigro, Vice Chair, brings entrepreneurial, real-estate, finance and gaming experience.
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Mr. Hornbuckle, Chair of the Nominating and Corporate Governance Committee. brings decades of extensive global gaming, hospitality and digital-gaming leadership.
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Kathryn S. Lever, Chair of the Audit Committee, brings deep experience across gaming, fintech, payments, law, risk and corporate governance.
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Charles W. Griege, Jr. brings more than 30 years of capital-markets experience and deep expertise investing in financial institutions.
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Timothy P. Herbst brings decades of operating and gaming experience.
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Michael C. Voinovich, Chair of the Compensation Committee, brings more than two decades of financial-services, investment-banking and capital markets experience, together with extensive public- and community-bank board leadership and payments-industry expertise.

For more information, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC) on October 22, 2026, which can be found on the Company’s website: www.gbankfinancialholdings.com

Third Quarter 2026 Earnings Call

The Company will report third quarter 2026 results on October 28, 2026, and will host a conference call at 2:00 PM PT.

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada, and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements about the Company's leadership and strategy. These statements are based upon the current expectations and beliefs of management and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those described in the

Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

For Further Information, Contact:

Investor Relations

Financial Profiles, Inc.

Meghan O’Leary or Lisa Fortuna

GBank@finprofiles.com

Public Relations

Financial Profiles

Pat Burek

pburek@finprofiles.com